Exhibit 99.1

Algorhythm Holdings Appoints Ajesh Kapoor to its Board of Directors

Mr. Kapoor Brings more than 30 Years of Supply-Chain,

Logistics Technology and Go-To-Market Leadership to the Board

Fort Lauderdale, FL, May 20, 2025 – Algorhythm Holdings, Inc. (“Algorhythm”) (NASDAQ: RIME) – an AI technology and consumer electronics holding company, today announced the appointment of Ajesh Kapoor to its board of directors effective May 19, 2025.

Mr. Kapoor brings more than 30 years of logistics and supply chain technology innovation and leadership to the Company’s Board. During his career, Ajesh has designed and implemented industry-leading supply chain and logistics solutions for several leading international companies.

Mr. Kapoor is the Founder and CEO of SemiCab, an AI logistics and distribution business that was named a Gartner Cool Vendor in Supply Chain. Prior to that, Mr. Kapoor served as the Vice President of Product Management at GT Nexus, a division of Infor, the world’s largest cloud-based B2B multi-enterprise network and execution platform for global trade and supply chain management. At GT Nexus, he transformed the TMS product line into a cloud-based multi-modal foundation that allows a single platform to orchestrate end-to-end, multi-continent transportation capabilities. GT Nexus was acquired by Infor in 2015 for $675M.

Earlier in his career, Mr. Kapoor served as Global Head of Supply Chain Advisory Services at Wipro Technologies. There, he designed and implemented the supply chain services strategy for the company’s Retail, CPG and Transportation Industry segments. He was also the Founder and Chief Technology Officer at GEOCOMtms, a division of Blue Yonder, where he developed and brought to market fleet management solutions that grew to be recognized as the industry leader. GEOCOMtms was acquired by RedPrairie Corporation (which later became Blue Yonder) in 2007.

“Ajesh has been a visionary in the logistics space for over three decades. He has a tremendous passion for building networks and technology platforms with a proven track record of building successful companies and teams from the ground up,” commented Gary Atkinson, CEO of Algorhythm Holdings. “He has demonstrated his substantial expertise in this space since our acquisition of the US component of SemiCab’s business in July 2024. We look forward to leveraging his expertise on a broader level to accelerate the transformation of our business.”

About Algorhythm Holdings

Algorhythm Holdings, Inc. is an AI technology and consumer electronics holding company with two primary business units – SemiCab and Singing Machine.

SemiCab is an emerging leader in the global logistics and distribution industry. Since 2020, SemiCab has enabled major retailers, brands and transportation providers to address these common supply-chain problems globally. Its AI-enabled, cloud-based Collaborative Transportation Platform achieves the scalability required to predict and optimize millions of loads and hundreds of thousands of trucks. SemiCab uses real-time data from API-based load tendering and pre-built integrations with TMS and ELD partners to orchestrate collaboration across manufacturers, retailers, distributors, and their carriers. SemiCab uses AI/ML predictions and advanced predictive optimization models to enable fully-loaded round trips. With SemiCab’s AI platform, shippers pay less and carriers make more without having to change a thing.

For additional information, please go to: http://www.semicab.com

Singing Machine is the worldwide leader in consumer karaoke products. Based in Fort Lauderdale, Florida, and founded over forty years ago, it designs and distributes the industry’s widest assortment of at-home and in-car karaoke entertainment products. Its product portfolio is marketed under both proprietary brands and popular licenses, including Carpool Karaoke and Sesame Street. Singing Machine products incorporate the latest technology and provide access to over 100,000 songs for streaming through its mobile app and select WiFi-capable products and is also developing the world’s first globally available, fully integrated in-car karaoke system. Its products are sold in over 25,000 locations worldwide, including Amazon, Costco, Sam’s Club, Target, and Walmart.

For additional information, please go to www.singingmachine.com.

Investor Relations Contact:

investors@algoholdings.com

www.algoholdings.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “expects,” “anticipates,” “believes,” “will,” “will likely result,” “will continue,” “plans to,” “potential,” “promising,” and similar expressions. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including the risk factors described from time to time in Algorhythm’s reports to the SEC, including, without limitation Algorhythm’s Annual Report on Form 10-K for the year ended December 31, 2024. You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this press release. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this press release to conform our statements to actual results or changed expectations, or as a result of new information, future events or otherwise.